LIQUIDITY SERVICES ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2021 FINANCIAL RESULTS

Bethesda, MD - December 9, 2021 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a leading global commerce company providing trusted marketplace platforms that power the circular economy, today announced its financial results as of the quarter ended September 30, 2021 as compared to the applicable comparable prior periods:

•Gross Merchandise Volume (GMV) of $244.4 million, up 24%, and Revenue of $70.3 million, up 26%
•GAAP Net Income of $32.8 million1, up $27.3 million1, which includes a $24.6 million tax benefit1
•Non-GAAP Adjusted EBITDA of $11.4 million, up $2.4 million
•GAAP Diluted EPS of $0.931, up $0.771, which includes a $0.70 per share tax benefit1, and Non-GAAP Adjusted Diluted EPS of $0.26, up $0.03
•Cash of $106.3 million, $15.0 million of share repurchases in Q4-FY21, $65.4 million trailing 12-month operating cash flow, and zero debt
•Trailing 12-month GMV up 43%, Net Income of $50.9 million1, and Non-GAAP Adjusted EBITDA of $42.9 million
•Approval of new $20.0 million share repurchase authorization

"Liquidity Services recorded outstanding growth during FY21, driven by strong demand from both new and existing customers for our e-commerce marketplace solutions which continue to power the circular economy benefiting businesses, society, and the environment. Our business is at the intersection of several powerful market forces and accordingly we are aggressively investing in our people, products and technology to support our near-term objective of scaling to $1.5 billion in annualized GMV. While these growth investments will pressure our near-term earnings, we expect to realize strong year-over-year growth for the full FY22 and beyond. We are pleased with the consistent execution of our team in support of our mission to build a better future for surplus as we closed FY21 with $886.7 million in GMV, up 43%, and delivered strong growth across all our segments resulting in strong profitability and cash generation. Looking forward to FY22, we are making several strategic investments to expand and scale the solutions we offer to large enterprises, small businesses and government agencies across the world. In our GovDeals segment, our acquisition of Bid4Assets broadens our online real estate solutions available to state and local government agencies. In our Retail Supply Chain Group (RSCG) segment, our new AllSurplus Deals consumer marketplace introduces a new, direct to consumer online sales channel for retail surplus, and our new Northern Pennsylvania distribution center increases our capacity to efficiently serve retail buyers and sellers in the northeastern United States. We believe that our ability to rapidly leverage our scalable marketplace platform will enable us to drive well over $1 billion in GMV in FY22 and continue to enhance our bottom line over time," said Bill Angrick, Chairman and CEO of Liquidity Services.

"Our Q4-FY21 results demonstrate the continuing role our e-commerce marketplace solutions play in powering the $100 billion+ circular economy. Businesses and government agencies continue to embrace the economic, environmental and sustainability benefits they gain from our online solutions. GMV in our GovDeals segment grew 20% over the prior year’s comparable quarter, driven by strong buyer engagement and a broader array of high value assets, including vehicles, heavy equipment and real estate that government agencies are selling using our digital marketplace solutions. GMV in our RSCG segment grew 10% over the prior year’s comparable quarter, as large retail sellers continued to expand their use of our digital marketplaces and value added services to reduce waste and overall supply chain costs. GMV in our Capital Assets Group (CAG) segment increased 60% over the prior year's comparable quarter, driven by heavy equipment and industrial asset sales in North America, and strong principal sales in EMEA, as buyers overcome travel restrictions internationally. Our Machinio segment grew revenue by 47% over the prior year's comparable quarter, as equipment owners and dealers continue to seek and benefit from our digital marketing and inventory management solutions," concluded Angrick.

During FY21, the Company completed $31.1 million of share repurchases, including $15.0 million in Q4-FY21 that completed its then remaining authorization. On December 6, 2021, the Company's Board of Directors authorized a new share repurchase program of up to $20.0 million of the Company’s common stock, to expire on December 31, 2023. The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and the existence of alternative investment opportunities. The repurchase program will be executed consistent with the Company's capital allocation strategy of prioritizing investment to grow the business over the long term.

1 Includes a net $24.6 million benefit, or $0.70 per share, from the release of our valuation allowance on US deferred tax assets in Q4-FY21. For further information, see Note 10, Income Taxes, to our annual report on Form 10-K for the year ended September 30, 2021.

Fourth Quarter Consolidated Operating and Earnings Results
The Company reported Q4-FY21 GMV of $244.4 million, a 24% increase from $196.9 million in the prior year’s comparable period. GMV is an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a period. Revenue for Q4-FY21 was $70.3 million, a 26% increase from $55.9 million in the prior year. Gross Profit for Q4-FY21 was $40.1 million, a 20.8% increase from $33.2 million in the prior year. GAAP Net Income for Q4-FY21 was $32.8 million, which resulted in GAAP EPS of $0.93 based on a weighted average of 35.3 million diluted shares outstanding, compared to $5.4 million and $0.16, respectively, in the prior year. The Q4-FY21 GAAP Net Income includes a net $24.6 million benefit, or a $0.70 benefit to GAAP EPS, from the impacts of the release of our valuation allowance on US deferred tax assets. Non-GAAP Adjusted Net Income was $9.3 million and Non-GAAP Adjusted EPS was $0.26, an increase from $7.9 million and $0.23, respectively, in the prior period. Non-GAAP Adjusted EBITDA was $11.4 million, a $2.4 million increase from $9.0 million in the same period last year.

Q4-FY21 comparative year-over-year consolidated financial results reflect increased volumes across all of our segments, as businesses and government agencies continued to embrace our e-commerce marketplace solutions. Full-service and self-service consignment sales continue to drive those increased volumes, delivering 83% of our total GMV in Q4-FY21, up from 82% in Q4-FY20. Gross profit increased by 21%, driven by increased volumes and was partially offset by a decline in gross profit margin as a percentage of revenue from 59% in Q4-FY20 to 57% in Q4-FY21. We grew GAAP Net Income by $27.3 million, or $2.7 million excluding the net impact of the Q4-FY21 release of our valuation allowance on our US deferred tax assets, and grew Non-GAAP Adjusted EBITDA by $2.4 million over the corresponding prior year period as a result of our top line growth paired with our enhanced operating leverage delivered through investments in our scalable marketplace platform and streamlined operational and corporate functions.

Fiscal Year Consolidated Operating and Earnings Results
The Company reported FY21 GMV of $886.7 million, a 43% increase from $619.9 million in FY20, which included periods significantly affected by economic restrictions related to the COVID-19 pandemic. Revenue for FY21 was $257.5 million, a 25% increase from $205.9 million in the prior year. Gross Profit for FY21 was $149.9 million, a 36% increase from $109.9 million in the prior year. GAAP Net Income for FY21 was $50.9 million, which resulted in GAAP EPS of $1.45 based on a weighted average of 35.0 million diluted shares outstanding, compared to a loss of $(3.8) million and $(0.11), respectively, in the prior year. The FY21 GAAP Net Income includes a net $24.6 million benefit, or a $0.70 benefit to GAAP EPS, from the impacts of the release of our valuation allowance on US deferred tax assets in Q4-FY21. Non-GAAP Adjusted Net Income was $33.4 million and Non-GAAP Adjusted EPS was $0.95, an increase from $4.2 million and $0.12, respectively, in the prior year. Non-GAAP Adjusted EBITDA was $42.9 million, a $33.9 million increase from $9.0 million in the prior year.

FY21 comparative year-over-year consolidated financial results reflect increased volumes across all of our segments, as businesses and government agencies continued to embrace our e-commerce marketplace solutions, coupled with fewer economic restrictions related to the COVID-19 pandemic. Our full-service and self-service consignment model increased to 84% of our total GMV, up from 79% in FY20. Our gross profit increased by 36%, driven by the increases in volumes, the mix shift towards the consignment model, and improved margins from higher recovery rates on assets sold, and our gross profit margin as a percentage of revenue increased from 53% in FY20 to 58% in FY21. We grew GAAP Net Income by $54.7 million, or $30.1 million excluding the net impact of the Q4-FY21 release of our valuation allowance on our US deferred tax assets, and grew Non-GAAP Adjusted EBITDA by $33.9 million over the corresponding prior year period as a result of our top line growth paired with our enhanced operating leverage delivered through investments in our scalable marketplace platform and streamlined operational and corporate functions.

Fourth Quarter and Fiscal Year Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Segment gross profit is calculated as total revenue less cost of goods sold (excludes depreciation and amortization).

Our Q4-FY21 and FY21 segment results are as follows (unaudited, in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
GovDeals:
GMV	$134.1	$111.7	$498.7	$326.0
Revenue	$13.1	$10.9	$49.6	$32.8
Gross Profit	$12.5	$10.4	$47.0	$30.7

RSCG:
GMV	$57.7	$52.3	$229.3	$181.5
Revenue	$40.7	$35.0	$158.8	$136.5
Gross Profit	$16.2	$15.0	$64.6	$49.7

CAG:
GMV	$52.5	$32.8	$158.7	$112.4
Revenue	$13.8	$8.1	$39.6	$29.5
Gross Profit	$8.9	$6.1	$29.3	$22.7

Machinio
GMV	$—	$—	$—	$—
Revenue	$2.7	$1.8	$9.6	$7.2
Gross Profit	$2.5	$1.7	$9.0	$6.8

Consolidated:
GMV	$244.4	$196.9	$886.7	$619.9
Revenue	$70.3	$55.9	$257.5	$205.9
Gross Profit	$40.1	$33.2	$149.9	$109.9

Additional Fourth Quarter and Fiscal Year 2021 Operational Results

•Registered Buyers — At the end of FY21, registered buyers totaled approximately 4,031,000 representing a 7% increase over the approximately 3,772,000 registered buyers at the end of FY20.

•Auction Participants — Auction participants are defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids).
◦In Q4-FY21, auction participants increased to approximately 584,000, a 9% increase from the approximately 536,000 auction participants in Q4-20.
◦In FY21, auction participants increased to approximately 2,279,000, a 20% increase from the approximately 1,899,000 auction participants in FY20.

•Completed Transactions
◦In Q4-FY21, completed transactions increased to approximately 192,000, a 44% increase from the approximately 133,000 completed transactions in Q4-FY20.
◦In FY21, completed transactions increased to approximately 703,000, a 27% increase from the approximately 553,000 completed transactions in FY20.

Business Outlook
Fueled by strong industry trends and demand for our services, we are expanding the capacity of our sales, marketing, product development and technology teams to support a much larger and growing business. We are well-positioned to create value by focusing on our technology enabled business services that deliver optimal liquidity in the circular economy. We continue to see strong buyer demand for heavy equipment, vehicles, and industrial manufacturing equipment across the globe, leading to elevated recovery rates that we expect to continue through FY22. We are well-positioned to capitalize on the current market conditions given our expertise and buyer base in key asset categories and our long-term contractual relationships with sellers, including government agencies, Fortune 500, mid-market and small businesses. We also expect to benefit from potential increases in the available supply of used equipment from sellers acquiring equipment to support infrastructure projects and increased demand for that equipment from private sector buyers preparing to support those projects.

We believe that e-commerce acceptance has been permanently advanced by the accelerated general market trends over the last two years towards greater online commerce, and we are actively pursuing available market opportunities through strategic investments, such as acquiring Bid4Assets to accelerate growth in the government real estate category; expanding our market offerings and reach further into the heavy equipment category; launching AllSurplus Deals, our new consumer marketplace that is initially offering curbside pickup of surplus retail products out of our new Phoenix distribution center; and expanding our retail distribution center network to better serve several large omni-channel retailers and growing e-commerce brands operating across the northeast.

Our Q1-FY22 guidance range for GMV is above the same period last year, driven by anticipated increases in transaction volumes across our segments, and sustained positive macroeconomic factors that have favorably influenced recovery rates in key categories, even as we enter a traditionally seasonally low fiscal first quarter. Our profit guidance for Q1-FY22 is at or below the same period last year reflecting increased costs related to growing the capacity of our sales, marketing, product development and technology teams, and higher market-driven labor costs, to support future growth with operating leverage that is expected to improve throughout FY22 and beyond. We also anticipate a year-over-year decline in gross margins in Q1-FY22 due to near-term product mix changes in our RSCG segment. Additionally, as a result of reversing our tax valuation allowance in Q4-FY21 due to our strong level of profitability trends, our effective tax rate is expected to increase starting in Q1-FY22 to approximately 18-20% from 4.5% for FY21 when excluding the impact of the valuation allowance reversal. This higher effective tax rate will have no corresponding increase to cash paid for income taxes for FY22, but will have negative year-over-year comparable impacts to our FY22 net income and EPS guidance.

Q1-FY22 guidance includes expected results from Bid4Assets as part of our GovDeals segment which contributes to a portion of the overall increase in GMV relative to the same period last year. We currently expect the results of Bid4Assets operations will continue to grow over the remainder of FY22 and be accretive to our full year FY22 financial results excluding any potential impact from changes in the fair value of the earnout liability associated with the transaction that will be remeasured at the end of each quarter during FY22.

The following forward-looking statements reflect the following trends and assumptions for Q1-FY22 compared to the prior year's period:

1.continued R&D spending to support omni-channel behavioral marketing, expanded analytics, and buyer/seller payment optimization;
2.increased spending in business development activities to capture market opportunities, targeting expected payback periods of 12 to 18 months;
3.stabilized macroeconomic factors that most directly influence the recovery rates of asset categories, such as transportation assets;
4.marketplace seasonality converging back to prior trends; sellers have historically provided lower volumes of assets for sale in our fiscal Q1 as compared to fiscal Q4;
5.continued mix shift to consignment pricing model, which will lower revenue as a percent of GMV but can improve gross profit margins;
6.short-term variability in the inventory product mix within the RSCG segment, which can cause a decline in gross profit margins;
7.continued growth in the government real estate category within the GovDeals segment, which will lower revenue as a percent of GMV but is not expected to significantly impact gross profit margins;
8.continued variability in project size and timing within our CAG segment, especially as COVID-19 and its variants continue to impact the global economy and the ability to conduct cross-border transactions;
9.continued growth and expansion resulting from the continuing acceleration of broader market adoption of the digital economy, particularly in our GovDeals and RSCG seller accounts and programs;
10.continued growth in our Machinio Advertising subscription service and acceptance of other Machinio service offerings;

11.we expect our FY22 effective tax rate (ETR) to increase to approximately 18% to 20% without a corresponding increase to cash paid for income taxes due to our continued net operating loss carryforward position. The ETR increase is mainly a result of no longer having a valuation allowance on our US deferred tax assets. This range excludes any potential impacts from legislative changes to US corporate tax rates that may be enacted during Q1-FY22;
12.no significant changes to the fair value of the Bid4Assets earnout liability during Q1-FY22. Changes to the fair value of the Bid4Assets earnout liability, which has limited visibility and can be highly variable, can impact our GAAP Net Income and GAAP EPS metrics;
13.our diluted weighted average number of shares outstanding will be approximately 35.6 million. We have $20.0 million of available authorization under a new share repurchase program authorized by our Board of Directors on December 6, 2021; and
14.successful integration of Bid4Assets and execution by Bid4Assets on planned real estate auction activity and its business plan.

For Q1-FY22 our guidance is as follows:

GMV - We expect GMV for Q1-FY22 to range from $230 million to $260 million.

GAAP Net Income - We expect GAAP Net Income for Q1-FY22 to range from $1.0 million to $4.0 million.

GAAP Diluted EPS - We expect GAAP Diluted Earnings Per Share for Q1-FY22 to range from $0.03 to $0.11.

Non-GAAP Adjusted EBITDA -We expect Non-GAAP Adjusted EBITDA for Q1-FY22 to range from $6.0 million to $9.0 million.

Non-GAAP Adjusted Diluted EPS - We expect Non-GAAP Adjusted Earnings Per Diluted Share for Q1-FY21 to range from $0.08 to $0.17.

Liquidity Services, Inc
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other income, net; provision for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, and goodwill, long-lived and other asset impairment. A reconciliation of Net Income (Loss) to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited) (Dollars in thousands)

Net income (loss)	$32,755	$5,447	$50,949	$(3,774)
Interest and other income, net[1]	115	(88)	(76)	(577)
Provision for income taxes	(24,503)	90	(23,370)	801
Depreciation and amortization	1,723	1,574	6,969	6,290
Non-GAAP EBITDA	$10,090	$7,023	$34,472	$2,740

Stock compensation expense	1,154	1,875	6,947	5,660
Acquisition costs and impairment of long-lived and other assets[2]	125	—	1,464	5
Business realignment expenses[3]	—	77	5	405
Fair value adjustments to acquisition earn-outs[2]	—	—	—	200
Deferred revenue purchase accounting adjustment	—	—	—	3

Non-GAAP Adjusted EBITDA	$11,369	$8,975	$42,888	$9,013

1 Interest and other income, net, per the Consolidated Statements of Operations, excluding the non-service components of net periodic pension (benefit).
2 Acquisition costs and impairment of long-lived and other assets, and fair value adjustments to acquisition earn-outs are included in Other operating expenses on the Consolidated Statements of Operations. For the twelve months ended September 30, 2021, this amount included a $1.1 million impairment expense from the settlement of a note receivable associated with a previous divestiture.
3 Business realignment expense includes the amounts accounted for as exit costs under ASC 420 as described in Note 11 to the Consolidated Financial Statements, and the related impacts of business realignment actions subject to other accounting guidance. There were no related impacts for the three and twelve months ended September 30, 2021 and 2020.

Non-GAAP Adjusted Net Income (Loss) and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Income (Loss) is a supplemental non-GAAP financial measure and is equal to Net Income (Loss) plus stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, goodwill, long-lived and other asset impairment, and the estimated impact of income taxes on these non-GAAP adjustments and non-recurring tax adjustments, including changes in the valuation allowance. Non-GAAP Adjusted Basic and Diluted Income (Loss) Per Share are determined using Adjusted Net Income (Loss). For Q4-FY21 and FY21 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 16.3% compared to (26.5%) used for the Q4-FY20 and FY20 results. These tax rates exclude the impact of the charge to our U.S. valuation allowance. A reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and Non-GAAP Adjusted Basic and Diluted Income (Loss) Per Share is as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited) (Dollars in thousands, except per share data)

Net income (loss)	$32,755	$5,447	$50,949	$(3,774)
Stock compensation expense	1,154	1,875	6,947	5,660
Acquisition costs and impairment of goodwill and long-lived assets*	125	—	1,464	5
Business realignment expenses*	—	77	5	405
Fair value adjustments to acquisition earn-outs*	—	—	—	200
Deferred revenue purchase accounting adjustment	—	—	—	3
Change in valuation allowance**	(24,567)	—	(24,567)	—
Income tax impact on the adjustment items	(208)	517	(1,372)	1,662

Non-GAAP Adjusted net income (loss)	$9,259	$7,916	$33,426	$4,161

Non-GAAP Adjusted basic income (loss) per share	$0.28	$0.24	$1.00	$0.12

Non-GAAP Adjusted diluted income (loss) per share	$0.26	$0.23	$0.95	$0.12

Basic weighted average shares outstanding	33,297,879	33,584,040	33,333,557	33,612,263

Diluted weighted average shares outstanding	35,294,326	33,986,862	35,024,108	33,847,640

*Acquisition costs and impairment of long-lived and other assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Non-GAAP Adjusted Net Income (Loss), are included in Other operating expenses on the Statements of Operations.
** Represents the net deferred tax benefit resulting from the release of our valuation allowance on US deferred tax assets in Q4-FY21 (i.e., the overall impact to the benefit (provision) for income taxes attributable to the valuation allowance release).

Conference Call
The Company will host a conference call to discuss the fourth quarter and fiscal year 2021 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (888) 771-4371 or (847) 585-4405 and providing conference ID 50250739. A live webcast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the webcast will be available on the Company’s investor relations website until December 9, 2022 at 11:59 p.m. ET. The replay will be available starting at 1:30 p.m. ET on the day of the call.
Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted Earnings (Loss) per Share is the result of our Adjusted Net Income (Loss) and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; expected future results; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Our business is subject to a number of risks and uncertainties, and our past performance is no guarantee of our performance in future periods. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, changes in political, business and economic conditions; the duration and impact of the COVID-19 pandemic on the Company’s operations, the operations of customers, and general economic conditions; retail clients investing in their warehouse operations capacity to handle higher volumes of online returns resulting in a retailers sending the Company a reduced volume of returns merchandise or sending us a product mix that is lower in value due to the removal of high value returns; the numerous factors that influence the supply of and demand for used merchandise, equipment and surplus assets; the Company’s need to manage the attraction of sellers and buyers in a broad range of asset categories with varying degrees of maturity and in many different geographies; economic and other conditions in local, regional and global sectors; the Company’s ability to successfully integrate acquired companies, including its most recent acquisitions of Machinio Corp. and Bid4Assets, Inc.; the Company’s need to successfully react to the increasing importance of mobile commerce and the increasing environmental and social impact aspects of e-commerce in an increasingly competitive environment for our business, including not only risks of disintermediation of our e-commerce services by our competitors but also by our buyers and sellers; the Company’s ability to timely upgrade and develop our technology systems, infrastructure and marketing and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the Company’s ability to attract, retain and develop the skilled employees that we need to support our business; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, which are available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates the world’s largest B2B e-commerce marketplace platform for surplus assets with over $8.5 Billion of completed transactions, to approximately 4 million qualified buyers worldwide and 15,000 corporate and government sellers. We support clients’ sustainability efforts by helping them extend the life of assets, prevent unnecessary waste and carbon emissions, and defer products from landfills. Through its vital mission of Building a Better Future For Surplus, Liquidity Services has played an integral role in many of its clients’ zero-waste initiatives and worked with corporations, and federal and municipal government agencies to pioneer some of the largest green initiatives to date, deferring countless surplus assets from landfills. For more information visit www.liquidityservices.com.

Contact:
Investor Relations
800-310-4604
investorrelations@liquidityservicesinc.com

Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except Par Value)

	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$106,335	$76,036
Accounts receivable, net of allowance for doubtful accounts of $490 and $389	5,866	5,322
Inventory, net	12,468	5,607
Prepaid taxes and tax refund receivable	1,713	1,652
Prepaid expenses and other current assets	5,460	5,962
Total current assets	131,842	94,579
Property and equipment, net	17,634	17,843
Operating lease assets	13,478	10,561
Intangible assets, net	3,453	4,758
Goodwill	59,872	59,839
Deferred tax assets	23,822	806
Other assets	5,475	8,248
Total assets	$255,576	$196,634
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$40,611	$21,957
Accrued expenses and other current liabilities	25,975	19,124
Current portion of operating lease liabilities	4,250	3,818
Deferred revenue	4,624	3,255
Payables to sellers	33,713	26,170
Total current liabilities	109,173	74,324
Operating lease liabilities	10,098	7,499
Deferred taxes and other long-term liabilities	1,290	2,996
Total liabilities	120,561	84,819
Commitments and contingencies (Note 15)
Stockholders' equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 35,457,095 shares issued and outstanding at September 30, 2021; 34,082,406 shares issued and outstanding at September 30, 2020	35	34
Additional paid-in capital	252,017	247,892
Treasury stock, at cost; 2,222,083 shares at September 30, 2021 and 547,508 shares at September 30, 2020	(36,628)	(3,983)
Accumulated other comprehensive loss	(9,011)	(9,782)
Accumulated deficit	(71,398)	(122,346)
Total stockholders' equity	135,015	111,815
Total liabilities and stockholders' equity	$255,576	$196,634

Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except Per Share Data)

	Year Ended September 30,
	2021	2020	2019
Revenue	$146,151	$127,580	$147,889
Fee revenue	111,380	78,360	78,636
Total revenue	257,531	205,940	226,525
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	107,678	96,016	102,414
Seller distributions	—	—	10,831
Technology and operations	47,673	42,158	51,594
Sales and marketing	37,635	35,629	36,703
General and administrative	28,938	29,166	34,249
Depreciation and amortization	6,969	6,290	5,091
Acquisition costs and impairment of goodwill and long-lived assets	1,464	5	102
Other operating expenses	6	573	5,049
Total costs and expenses	230,363	209,837	246,033
Income (loss) from operations	27,168	(3,897)	(19,508)
Interest and other income, net	(411)	(924)	(1,448)
Income (loss) before (benefit) provision for income taxes	27,579	(2,973)	(18,060)
(Benefit) provision for income taxes	(23,370)	801	1,200
Net income (loss)	$50,949	$(3,774)	$(19,260)
Basic income (loss) per common share	$1.53	$(0.11)	$(0.58)
Diluted income (loss) per common share	$1.45	$(0.11)	$(0.58)
Basic weighted average shares outstanding	33,333,557	33,612,263	33,062,976
Diluted weighted average shares outstanding	35,024,108	33,612,263	33,062,976

Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, Dollars in Thousands)

	Year Ended September 30,
	2021	2020	2019
Operating activities
Net income (loss)	$50,949	$(3,774)	$(19,260)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,969	6,290	5,091
Change in fair value of earn-out liability	—	200	3,500
Stock compensation expense	6,947	5,660	6,508
Inventory adjustment to net realizable value	174	300	331
Provision for doubtful accounts	297	200	178
Deferred tax (benefit) expense	(24,510)	106	136
Impairment of long-lived and other non-current assets	1,338	—	—
Loss (gain) on disposal of property and equipment	80	(29)	(15)
Gain on disposal of lease assets	(23)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(843)	1,182	(2,012)
Inventory	(7,035)	(64)	3,948
Prepaid taxes and tax refund receivable	(61)	878	(811)
Prepaid expenses and other assets	(2,022)	1,375	1,554
Operating lease assets and liabilities	(79)	(187)	—
Accounts payable	18,554	6,907	1,191
Accrued expenses and other current liabilities	6,060	(8,198)	1,999
Distributions payable	—	(1,675)	(453)
Deferred revenue	1,369	207	906
Payables to sellers	7,543	5,917	(8,716)
Other liabilities	(290)	1,183	(317)
Net cash provided by (used in) operating activities	65,417	16,478	(6,242)
Investing activities
Increase in intangibles	(33)	(62)	(23)
Purchases of property and equipment, including capitalized software	(5,419)	(4,186)	(5,938)
Proceeds from note receivable	4,343	2,824	—
Proceeds from sale of property and equipment	105	71	247
Purchase of short-term investments	—	(25,000)	(70,000)
Maturities of short-term investments	—	55,000	60,000
Net cash (used in) provided by investing activities	(1,004)	28,647	(15,714)
Financing activities
Payments of the principal portion of finance lease liabilities	(42)	(34)	—
Proceeds from exercise of common stock options (net of tax)	445	111	590
Taxes paid associated with net settlement of stock compensation awards	(3,915)	(594)	(44)
Payment of earn-out liability related to business acquisition	—	(1,200)	—
Common stock repurchases	(31,143)	(3,983)	—
Net cash (used in) provided by financing activities	(34,655)	(5,700)	546
Effect of exchange rate differences on cash and cash equivalents	541	114	(541)
Net increase (decrease) in cash and cash equivalents	30,299	39,539	(21,951)
Cash and cash equivalents at beginning of year	76,036	36,497	58,448
Cash and cash equivalents at end of year	$106,335	$76,036	$36,497
Supplemental disclosure of cash flow information
Cash paid (received for) for income taxes, net of refunds	1,442	(1,519)	1,008
Non-cash: Common stock surrendered in the exercise of stock options	1,502	—	—